Filed Pursuant to Rule 424(b)(5)
Registration No. 333-199321

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per 2.00% Solar Bonds, Series 2015/1-1	Proposed maximum aggregate offering price	Amount of registration fee(1)
2.00% Solar Bonds, Series 2015/1-1	$10,000,000	100%	$10,000,000	$1,162.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus Supplement No. 5

To the Prospectus dated October 15, 2014

$10,000,000

SolarCity Solar Bond Program

2.00% Solar Bonds, Series 2015/1-1

Issuer	SolarCity Corporation.

Securities Offered	2.00% Solar Bonds, Series 2015/1-1 (the “Series 2015/1-1 Bonds”).

Interest Rate	2.00%.

Maturity Date	January 29, 2016.

Offer Period	From January 29, 2015 to April 30, 2015, or until such earlier times as to which we have sold all of the Series 2015/1-1 Bonds or terminated the offering period. We are permitted to suspend sales of Series 2015/1-1 Bonds from time to time during the offering period, including to satisfy legal requirements.

Denomination	We will issue the Series 2015/1-1 Bonds in denominations of $1,000 and multiples of $1,000.

Terms of the Series 2015/1-1 Bonds	For a complete description of the Series 2015/1-1 Bonds, see “Offering Summary”.

Investing in the Series 2015/1-1 Bonds involves certain risks. Before buying any Series 2015/1-1 Bonds, you should read the risks referenced under the caption “Risk Factors” beginning on page S-5 of this prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

January 29, 2015

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the “base” prospectus (referred to in this prospectus supplement as the “prospectus”) related to the Solar Bonds that we filed with the SEC on October 15, 2014, and in any free writing prospectus prepared by us or on our behalf. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. Other than information filed by us with the SEC as free writing prospectuses or prospectus supplements, information included or referred to on, or otherwise accessible through, our Platform website is not intended to form a part of or be incorporated by reference into this prospectus supplement or the accompanying prospectus or any free writing prospectus. No other information contained on our Platform website or in hyperlinks therein should be relied upon in making an investment in the Series 2015/1-1 Bonds offered hereby. We are not making any offer to sell the Series 2015/1-1 Bonds in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by us or on our behalf is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

Before you purchase Series 2015/1-1 Bonds, you should read the following documents:

•	this prospectus supplement;

•	the prospectus, dated October 15, 2014, relating to our Solar Bond Program and the Solar Bonds of which the Series 2015/1-1 Bonds are a part; and

•	the documents incorporated by reference into this prospectus supplement.

The prospectus contains a number of terms of the Solar Bonds, including the Series 2015/1-1 Bonds. This prospectus supplement supplements the prospectus regarding the terms of the Series 2015/1-1 Bonds, either by modifying the terms contained in the prospectus or adding to those terms. To the extent this prospectus supplement differs from or is inconsistent with the terms of the Series 2015/1-1 Bonds contained in the prospectus, this pricing supplement governs. Prior to buying any Series 2015/1-1 Bonds, you will be required to answer certain questions evidencing confirmation by you that you have downloaded and viewed this prospectus supplement and the prospectus through our Platform, and understand the risk of investing in the Series 2015/1-1 Bonds and that the Series 2015/1-1 Bonds are a suitable investment for you. You may access this prospectus supplement and the prospectus by logging on to your Platform account and downloading each of these documents. You may also access this prospectus supplement, the prospectus and each of the documents incorporated by reference into those documents on the SEC website at www.sec.gov.

This prospectus supplement, together with the prospectus, contains the terms of the Series 2015/1-1 Bonds (including those below) and supersedes all other prior or contemporaneous oral statements as well as any other written materials.

OFFERING SUMMARY

A brief description of the material terms of the offering of the Series 2015/1-1 Bonds follows. For a more complete description of the Series 2015/1-1 Bonds offered hereby, see “Description of the Solar Bonds” in the accompanying prospectus.

Issuer	SolarCity Corporation.

Series	The Series 2015/1-1 Bonds are part of a series of “Solar Bonds” that we will issue under the Indenture. We may re-open the Series 2015/1-1 Bonds, and issue additional Series 2015/1-1 Bonds under the Indenture from time to time in the future. We also reserve the right to sell additional Series 2015/1-1 Bonds as part of the same series and having the same terms and public offering price of the Series 2015/1-1 Bonds sold pursuant to this prospectus supplement.

Interest Payment Dates	Interest will be paid semiannually in arrears on February 15 and August 15, beginning on February 15, 2015, to holders of record as of the preceding February 1 and August 1, respectively. Any purchaser of the Series 2015/1-1 Bonds after the applicable record date, but before the next interest payment date, will receive its first interest payment on the second interest payment date following its purchase (or, if applicable, at maturity).

Interest Day Count	Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Transfer Restrictions	The Series 2015/1-1 Bonds will not be transferable, except as required by law (such as court order).

Listing/Rating	The Series 2015/1-1 Bonds will not be: • listed on any securities exchange; • made available for quotation on any quotation system; or • rated by a rating agency.

No Sinking Fund	We will not be obligated to set funds aside to redeem or otherwise repurchase any Series 2015/1-1 Bonds prior to maturity.

Book-Entry	The Series 2015/1-1 Bonds will be represented by a single definitive note that SolarCity will maintain as part of its books and records, which note will be periodically amended from time to time. No physical certificate will be issued to you as a holder of a Solar Bond, and SolarCity will, in its capacity as transfer agent and registrar, maintain a record as to the ownership interest of each holder of a Solar Bond.

Trustee	The Trustee for the Series 2015/1-1 Bonds will be U.S. Bank National Association.

Paying Agent	Solar City will act as the paying agent for the Series 2015/1-1 Bonds.

Settlement Dates	Settlement of the Series 2015/1-1 Bonds will take place one business day after an investor successfully places a purchase order for Series 2015/1-1 Bonds. Upon settlement, the investor’s Platform account will be debited by the amount of the Series 2015/1-1 Bonds purchased, and SolarCity will register the purchased Series 2015/1-1 Bonds in the name of the investor on SolarCity’s books and records.

Expenses	We estimate that the total expenses of this offering payable by us will be approximately $10,000.

RISK FACTORS

Investing in the Series 2015/1-1 Bonds involves risks. You should carefully review the following risk factors and the risks discussed under the caption “Risk Factors” in the accompanying prospectus, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as amended, and in any of the other documents that are incorporated by reference in this prospectus supplement, or any similar caption in the documents that we subsequently file with the SEC that are deemed to be incorporated by reference in this prospectus supplement.

The risks and uncertainties discussed below and in the documents referred to above, as well as other matters discussed in this prospectus supplement and in those documents, could materially and adversely affect our business, financial condition, liquidity and results of operations and the value of the Series 2015/1-1 Bonds. Moreover, the risks and uncertainties discussed below and in the foregoing documents are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the value of the Series 2015/1-1 Bonds could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.

The Series 2015/1-1 Bonds are not transferable, except as required by law.

The Series 2015/1-1 Bonds are not transferable, except as required by law (such as a court order). This means that, absent a legal requirement to effect a transfer of a holder’s Series 2015/1-1 Bonds, such holder is prohibited from selling or otherwise transferring its Series 2015/1-1 Bonds prior to maturity.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this prospectus the following documents which we have previously filed with the SEC under the File Number 1-35758:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as amended.

(2)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, as amended, June 30, as amended, and September 30, 2014.

(3)	Our Current Reports on Form 8-K dated February 10, 2014, February 27, 2014, March 3, 2014, March 18, 2014, March 24, 2014, May 30, 2014, June 6, 2014, June 17, 2014, August 4, 2014, August 11, 2014, September 11, 2014, September 23, 2014, September 25, 2014, October 6, 2014, October 15, 2014, December 3, 2014, and January 14, 2015.

In addition, we incorporate by reference into this prospectus any reports or documents that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the applicable offering under this prospectus. If anything in a report or document we file after the date of this prospectus changes anything in (or incorporated by reference in) it, this prospectus will be deemed to be changed by that subsequently filed report or document beginning on the date the report or document is filed.

We will provide to each person to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus, but not delivered with this prospectus. We will provide this information at no cost to the requestor upon written or oral request addressed to SolarCity Corporation, 3055 Clearview Way, San Mateo, CA 94402, Attention: Investor Relations (Telephone: (650) 963-5920; email: investors@solarcity.com)

INFORMATION WE FILE

We file annual, quarterly and current reports, proxy statements and other materials with the SEC. The public may read and copy any materials we file, including the registration statement and all exhibits thereto, with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers (including us) that file electronically with the SEC. The address of that website is http://www.sec.gov.

You may also inspect our SEC reports and other information at our web site at http://www.solarcity.com. We do not intend for information contained in our web site to be part of this prospectus, other than documents that we file with the SEC that are incorporated by reference in this prospectus.